Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact:
July 26, 2007	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Profits of $725,038

MOUNT AIRY, NC — Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $725,038 or $.20 per fully diluted share for the second quarter of 2007. This represents a 21 percent increase in profitability from the second quarter of 2006, when the Company reported earnings of $600,144 or $.17 per fully diluted share. The increase in earnings was the result of increases in net interest income, non-interest income and a reduction in the provision for loan losses. The increase in net interest income is the result of growth. The increase in non-interest income is primarily the result of an increase in servicing fees from government guaranteed loans sold and increased revenue from SB&T Insurance, a subsidiary of Surrey Bank & Trust. The reduction in the provision for loan losses is due to a reduction in net charge-offs during the second quarter of 2007, compared to the same quarter in 2006.

Total assets were $194,655,681 as of June 30, 2007, an increase of 9.3 percent from the $178,148,909 reported as of June 30, 2006. Net loans increased 9.2 percent to $156,152,095, compared to $143,038,635 at the end of the second quarter of 2006. Asset quality remained strong with delinquency levels and loan losses in line with industry averages. Loan loss reserves were $2,564,921 or 1.62 percent of total loans as of June 30, 2007. Total deposits increased to $156,364,167 at the end of the second quarter, a 10.4 percent increase from the $141,616,662 reported at the end of the second quarter of 2006.

Surrey Bancorp (Stock Symbol SRYB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

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